UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Pacific Biosciences of California, Inc.

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

Pacific Biosciences of California, Inc.

TO BE HELD ON Wednesday, May 25, 2022

Explanatory Note

The following supplemental information supplements the definitive proxy statement on Schedule 14A of Pacific Biosciences of California, Inc. (the “Company”) originally filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2022 (the “Proxy Statement”) relating to the Company’s 2022 Annual Meeting of Stockholders to be held on Wednesday, May 25, 2022 at 9:00 a.m. Pacific Time on the internet at meetnow.global/MNPUZ57.

This supplemental information is being provided to reflect an update in the composition of the Company’s Compensation Committee of the Board of Directors (“Compensation Committee”) that occurred on May 24, 2022, which was after the date the Company filed the Proxy Statement with the SEC. Except as described in this supplement, the information provided in the Proxy Statement continues to apply. If information in this supplement differs from or updates information contained in the Proxy Statement, then the information in this supplement is more current and supersedes the different information contained in the Proxy Statement. Terms used in this supplement that are not defined in this supplement have the meanings given to them in the Proxy Statement.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENTAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Information

On May 24, 2022, Kathy Ordoñez, resigned as a member of the Compensation Committee of the Board of Directors, effective May 24, 2022. Ms. Ordoñez will continue to serve as a member of the Board of Directors and as Chair of the Science and Technology Committee of the Board. Ms. Ordoñez advised the Company that her resignation as a member of the Compensation Committee was not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices.

Voting Matters

This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement.